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                                                                     EXHIBIT 4.1


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of the 1st day of June, 2001, by and between SOUND ADVICE, INC., a Florida corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                                    RECITALS

         WHEREAS, on May 5, 1997, the Board of Directors of the Company (the "Board") authorized and declared a dividend distribution of one Right for each share of common stock, $.01 par value, of the Company outstanding at the close of business on May 16, 1997; and

         WHEREAS, the Company and the Rights Agent entered into a certain Rights Agreement, dated as of May 5, 1997, as amended (the "Rights Agreement"), providing, among other things, for the issuance of the Rights (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement); and

         WHEREAS, the Board has authorized the execution and delivery by the Company of an Agreement and Plan of Merger, dated June 1, 2001 (the "Merger Agreement"), by and among the Company, Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Parent"), and TWT Acquisition Corp., a Florida corporation (the "Purchaser"); and

         WHEREAS, in connection therewith, the Board has determined in good faith that certain amendments set forth below to the Rights Agreement are necessary and desirable and, pursuant to Section 26 of the Rights Agreement, has duly authorized, by unanimous vote, such amendments to the Rights Agreement; and

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Rights Agreement is hereby amended to add the following definitions:

                  (bb) "Merger" shall mean the merger of Purchaser with and into the Company pursuant to the Merger Agreement.

                  (cc) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated June 1, 2001, by and among the Company, Parent and Purchaser, as the same may be amended from time to time in accordance with its terms.

                  (dd) "Purchaser" shall mean TWT Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent.

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                  (ee) "Parent" shall mean Tweeter Home Entertainment Group,
         Inc., a Delaware corporation.

         2. The Rights Agreement is hereby amended to add Section 35, which provides as follows:

                  "SECTION 35. THE MERGER AGREEMENT.

                  (a) Notwithstanding anything in this Agreement to the contrary, prior to a Triggering Event, no Distribution Date or Stock Acquisition Date shall be deemed to have occurred, neither Purchaser, Parent nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no Section 11(a)(ii) Event or
         Section 13 Event shall have occurred, in each case by reason of execution or delivery of the Merger Agreement, the granting of proxies to the Purchaser, Parent or any of their Affiliates or Associates by the directors and/or officers of the Company in connection with the Merger, the acceptance for payment of shares of Common Stock (as defined in the Merger Agreement) by Purchaser pursuant to the Merger, or the consummation of the Merger. A "Termination Event" shall be deemed to have occurred if and when the Merger Agreement is terminated in accordance with its terms.

                  (b) Nothing in this Agreement shall be construed to give any holder of Rights or any other person any legal or equitable rights, remedies or claims under this Agreement by virtue of any of the transactions contemplated by the Merger Agreement."

         3. This Amendment shall be deemed to be effective as of June 1, 2001 as if executed by both parties on such date. Except as specifically amended hereby, the Rights Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         4. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         5. This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                   SOUND ADVICE, INC.

                                   By: /s/ KENNETH L. DANIELSON
                                      --------------------------------------
                                   Name:  Kenneth L. Danielson
                                   Title:  Chief Financial Officer


                                   AMERICAN STOCK TRANSFER & TRUST COMPANY

                                   By: /s/ HERBERT J. LEMMER
                                      --------------------------------------
                                     Name: Herbert J. Lemmer
                                     Title: Vice President



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